Exhibit (c)(iv)

1 DRAFT – CONFIDENTIAL PREPARED JULY 2022 FOR: Prepared April 2024 for: Project Northern Lights Presentation prepared for the Transaction Committee of the Board of Directors April 10, 2024

2 DRAFT – CONFIDENTIAL 2 • Mirus has relied upon and assumed the accuracy and completeness of all information that was publicly available or provided to us by the Company, and has not independently verified such information. • Mirus has not conducted any valuation or appraisal of any assets or liabilities. • Mirus held discussions with management with regard to the Company’s current position and outlook. • We have assumed that financial analyses and forecasts have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations of the Company. • We are not legal, regulatory or tax experts and have relied on the assessments made by the Company and its advisors with respect to such issues. • Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of , the date of this Presentation. • We have not acted as financial advisor to the Company with respect to the proposed Transaction, and we will not receive any compensation that is contingent upon the successful completion of the Transaction. Mirus has provided advisory services to the Transaction Committee of the Board of Directors related our opinion work, including a review and analysis of precedent transactions, advice with respect to cash - out value for fractional shares resulting from the reverse stock split and a draft of the summary of our analysis. The Company has agreed to indemnify us for certain liabilities arising out of our engagement, includ ing liabilities arising under the Federal securities laws. • This Presentation is not intended to represent an opinion, but rather to serve as discussion materials for the Committee to r evi ew and as a basis upon which Mirus may render an opinion. This Presentation does not address the underlying business decision by the Company to pursue, consider or approve a transaction involving the Company, and this Presentation does not constitute a recommendation to the Company, the Committee, or any other person or entity as to any specific action that should be taken (o r omitted to be taken) in connection with a transaction involving the Company or as to any strategic or financial alternatives to a proposed transaction or the timing thereof. Disclaimer and limiting factors

3 DRAFT – CONFIDENTIAL Agenda • Engagement overview • Northern Lights financial overview • Valuation analyses

ENGAGEMENT OVERVIEW

5 DRAFT – CONFIDENTIAL 5 • The Board of Northern Lights (the “Company”, or “Northern Lights”) is considering executing a reverse stock split, to be foll owe d by a reciprocal forward stock split (together, the “Transaction”). Terms for the Transaction are not yet determined. • Northern Lights is considering the Transaction due to the significant costs and expenses associated with being a reporting co mpa ny. • The Transaction would be intended to reduce the number of shareholders to fewer than 300, which, subject to additional documentation and procedures, would make the Company eligible to file a Form 15 with the SEC and terminate its registration obligations under the Exchange Act. • The Company does not intend to issue any fractional shares in the Transaction. Rather, instead of being issued fractional sha res , each Cashed - Out Stockholder will receive a cash payment for such stockholder's fractional interests resulting from the Transacti on. • Mirus Capital Advisors (“ Mirus ”) has been engaged to provide an opinion (the “Opinion”) to the Transaction Committee a written opinion as to the fairness, from a financial point of view, of the Transaction to the common shareholders of the Company, inc lud ing all unaffiliated shareholders. • Mirus will also provide related advisory services to the Transaction Committee, including review and analysis of precedent transactions, advice with respect to cash - out value for fractional shares resulting from the reverse stock split, support with a nalyzing the Company’s shareholder data to confirm the appropriate range of reverse stock split ratios for the Transaction (in collabo rat ion with the Company and its other advisors) and providing a draft of the summary of the Mirus analysis and Fairness Opinion for the proxy statement to be filed by the Company in connection with the Transaction. Engagement overview

NORTHERN LIGHTS FINANCIAL OVERVIEW

7 DRAFT – CONFIDENTIAL Forecast Historical and projected income Historical financials year ending Dec 31, 2023 2022 2021 2020 $'000s 22,098 25,240 24,909 21,360 Revenues 13,685 15,949 14,645 16,474 Cost of revenues 8,413 9,291 10,264 4,886 Gross profit 38.1% 36.8% 41.2% 22.9% Gross profit margin % Operating expenses 7,192 5,857 6,126 6,095 General and administrative 2,998 3,191 2,799 3,577 Marketing and selling 1,144 1,326 1,130 1,280 Research and development 11,334 10,374 10,055 10,952 Total operating expenses (2,921) (1,083) 209 (6,066) Operating income (loss) Other income (expense) - - 2,181 - Gain on forgiveness of PPP loan (507) - (3,150) - Settlements (10) 43 (61) (140) Other income (expense) (517) 43 (1,030) (140) Total other income (expense) (3,438) (1,040) (821) (6,206) Net loss before tax 716 44 (156) (2,347) Provision for (benefit from) income tax (4,154) (1,084) (665) (3,859) Net income (loss) 1 1,731 2,367 2,784 2,691 Depreciation & amortization (1,190) 1,284 2,993 (3,375) EBITDA 2 - 5% 5% 12% - 16% EBITDA Margin % Source: Company filings and documents. 1) Net income (loss) as reported in company filings. 2) EBITDA calculated as gross profit less operating expenses, plus depreciation and amortization. Inclusive of stock - based compensa tion expense. 21.4 24.9 25.2 22.1 22.4 24.3 26.8 (3.4) 3.0 1.3 (1.2) 0.4 1.5 2.2 (5.0) - 5.0 10.0 15.0 20.0 25.0 30.0 2020 2021 2022 2023 2024F 2025F 2026F Revenue and EBITDA (2022A - 2026F) 2 Revenue Unadjusted EBITDA

Historical balance sheets

$'000s	Year ending Dec 31, 2021	2022	2023
Assets			
Cash	1,992	4,750	1,964
Accounts receivable, net	4,116	3,739	3,687
Prepaid expenses and other current assets	1,499	1,136	1,136
Income tax receivable	2,678	339	18
Total Current Assets	10,285	9,964	6,805
Property and equipment			
Computer software	4,521	4,648	4,774
Office furniture and equipment	2,195	2,247	2,253
Laboratory equipment	16,005	16,013	16,038
Leasehold improvements	3,629	3,629	3,629
Accumulated depreciation	(19,659)	(21,964)	(23,633)
Net property and equipment	6,691	4,573	3,061
Other assets	864	823	632
Deferred tax asset	160	691	-
Operating lease right-of-use assets	3,552	2,681	1,828
Total Assets	**21,552**	**18,732**	**12,326**

$'000s	Year ending Dec 31, 2021	2022	2023
Liabilities			
Accounts payable	994	448	752
Accrued expenses	3,188	3,939	2,604
Current portion of long-term debt	664	294	305
Current portion of operating lease liabilities	984	1,037	1,048
Total current liabilities	5,830	5,718	4,709
Long-term debt	599	305	-
Long-term portion of operating lease liabilities	2,880	1,938	945
Total liabilities	9,309	7,961	5,654
Preferred-stock	-	-	-
Common stock	31	32	32
Additional paid-in capital	33,478	34,275	35,129
Treasury stock	(10,082)	(10,082)	(10,082)
Accumulated deficit	(9,550)	(11,820)	(16,773)
Accumulated other comprehensive loss	(1,634)	(1,634)	(1,634)
Total equity	12,243	10,771	6,672
Total liabilities & shareholders' equity	**21,552**	**18,732**	**12,326**

Capitalization	
Shares outstanding (Mar 25, 2024)	5.806 million
Market capitalization (at $2.88/share)	**$16.72 million**
Plus: total debt (Dec 31, 2023)	$0.31 million
Less: cash (Dec 31, 2023)	($1.96 million)
Enterprise value	**$14.89 million**

Source: Company filings.

8

DRAFT – CONFIDENTIAL

MIRUS CAPITAL ADVISORS

Summary of shareholders

REPORT AS OF APRIL 8, 2024

Name	Shares held[1]	% of common outstanding
Insiders		
Kamin, Peter H. (Independent Director)	584,257	10.1%
Kubacki, Raymond C. (Former Chairman, CEO & President)	246,737	4.2%
Weinert, Fred J. (Former Lead Independent Director)	178,564	3.1%
Schaffer Ph.D., Michael I. (Former Vice President of Laboratory Operations)	26,989	0.5%
Davis, Robyn C. (Independent Director)	19,000	0.3%
Reynolds, Andrew M. (Independent Director)	7,000	0.1%
Nevin, Darius G. (Independent Chairman)	4,500	0.1%
Total insider holdings	**1,067,047**	**18.4%**
Institutions >1% of outstanding		
Powell Anderson Capital Partners	312,199	5.4%
22NW, LP	274,418	4.7%
Renaissance Technologies LLC	265,563	4.6%
The Vanguard Group, Inc.	251,283	4.3%
RBF Capital LLC	142,142	2.4%
Ancora Advisors LLC	78,173	1.3%
BlackRock, Inc. (NYSE:BLK)	77,267	1.3%
Institutions and individuals >1% of outsanding	**1,401,045**	**24.1%**
All other holdings	**3,337,519**	**57.5%**
Total shares outstanding	**5,805,611**	**100.0%**

Top shareholders



10.1%
4.2%
3.1%
1.0%
5.4%
4.7%
4.6%
4.3%
2.4%
1.3%
1.3%
57.5%
Kamin, Peter H. (Independent Director)
Kubacki, Raymond C. (Former Chairman, CEO & President)
Weinert, Fred J. (Former Lead Independent Director)
Other insiders
Powell Anderson Capital Partners
22NW, LP
Renaissance Technologies LLC
The Vanguard Group, Inc.
RBF Capital LLC
Ancora Advisors LLC
BlackRock, Inc. (NYSE:BLK)
Other

Source: shareholdings per Capital IQ as of April 8, 2023. Does not include stock options. Total shares outstanding as of March 25, 2024 per Company filings.

9

DRAFT – CONFIDENTIAL

MIRUS CAPITAL ADVISORS

VALUATION ANALYSES

11 DRAFT – CONFIDENTIAL Confidential Valuation methods considered • Historical valuation approach: Mirus reviewed Northern Lights’ historical common equity trading prices and volumes, and historical enterprise value/revenue multiples. Due to Northern Lights’ recent low or negative EBITDA margins, EV/EBITDA multi ple s were reviewed but not utilized in Mirus’s analyses • Public companies approach: Mirus reviewed select public companies and their implied valuation multiples • Transactions approach: Mirus reviewed select merger and acquisition transactions and their implied valuation multiples • Premia paid approach: Mirus reviewed the implied premia paid in recent M&A transactions and reverse stock split transactions • Discounted cash flow approach: Mirus conducted a DCF analysis utilizing the forecast developed by management • Leveraged buyouts approach: Mirus conducted a buyout analysis utilizing the forecast developed by management, assuming modest incremental leverage and adjustments for estimated costs incurred as a public company and transaction costs • Liquidation approach: a liquidation approach was considered but ultimately not used as the Company’s assets do not reflect the value of its anticipated future cash flows. Additionally, no recent appraisals were conducted on the Company’s material asset s, and fair market value may vary significantly from book value

12 DRAFT – CONFIDENTIAL Confidential TRAILING 2 YEARS AND TTM SUMMARY STATISTICS Historical valuation: stock price and volumes Source: Capital IQ as of April 5, 2024. 1) Volume bucketed by daily VWAP. April 6, 2023 - April 5, 2024 $ 5.63 Intraday high: $ 2.06 Intraday low: $ 5.60 High close: $ 2.06 Low close: $ 3.77 Volume weighted average price: $ 2.88 Last close price: - 49% % off TTM intraday high: 40% % off TTM intraday low: % of Total Estimated volume 1 Price Range 11% 368,160 < $2.50 18% 595,530 $2.50 - $2.99 15% 513,340 $3.00 - $3.49 16% 528,970 $3.50 - $3.99 5% 182,700 $4.00 - $4.49 25% 840,150 $4.50 - $4.99 10% 336,950 $5.00 - $5.49 1% 36,680 > $5.49 100% 3,402,480 Total $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 0 20,000 40,000 60,000 80,000 100,000 120,000 140,000 Apr 2022 Apr 2023 Apr 2024 Trading volumes and share price Volume (shares) Close Price

13 DRAFT – CONFIDENTIAL Confidential TRAILING 2 YEARS AND SUMMARY STATISTICS Historical valuation: enterprise value/TTM revenue Source: Capital IQ as of April 8, 2024. 1) Enterprise Value (EV) calculated as Market Capitalization plus Net Debt. For each data point, Market Capitalization calculated daily, and the Debt values are bas ed on each day’s most recent public financial filings, not taking into account delay in financial reporting. For example, January 2024 EV is calculated as da ily Market Capitalization, plus Net Debt as of December 31, 2023 (FY 2023 10 - K filed on March 28, 2024). EV/Revenue 0.7x Apr 08, 2024 1.1x Apr 10, 2023 1.4x Apr 11, 2022 0.5x Low 1.1x Median 1.5x High 0.00x 0.25x 0.50x 0.75x 1.00x 1.25x 1.50x 1.75x 2.00x Apr 2022 Apr 2023 Apr 2024 EV/Revenue

14 DRAFT – CONFIDENTIAL Confidential Historical valuation: summary High 3rd Quartile VWAP 1st Quartile Low Northern Lights close prices $5.60 $4.79 $3.77 $2.95 $2.06 52 - Week Stock History $3.79 $3.10 $2.91 $2.67 $2.06 6 - Month Stock History $3.64 $3.18 $3.18 $2.96 $2.81 3 - Month Stock History $3.05 $3.00 $2.97 $2.88 $2.81 1 - Month Stock History $2.88 $2.88 $2.84 $2.85 $2.81 1 - Week Stock History Apr 8, 2024 High 3rd Quartile Mean Median 1st Quartile Low Northern Lights trailing 2 - year valuation multiples 0.7x 1.5x 1.3x 1.1x 1.1x 0.8x 0.5x EV/TTM Revenue

15 DRAFT – CONFIDENTIAL Confidential Selected comparable publicly traded companies Source: Capital IQ. Market Capitalization as of April 8 , 2024. Figures in millions of dollars. Metrics as of each company’s four most recently reported quarters. Northern Lights sh own for reference, but not included in calculation of descriptive statistics for the comp set on following page. VALUATION METRICS Company Market Cap Enterprise Value LTM Revenue LTM EBITDA EBITDA Margin EV / LTM Revenue EV / LTM EBITDA TTM Revenue <$200M Northern Lights 17 15 22 (1) (6%) 0.7x NM Lab services Laboratory Corporation of America Holdings17,677 22,295 12,162 1,617 13% 1.8x 13.8x SGS SA 16,944 20,159 7,864 1,373 17% 2.6x 14.7x Quest Diagnostics Incorporated 14,442 18,709 9,252 1,799 19% 2.0x 10.4x Eurofins Scientific SE 12,380 15,378 7,201 1,313 18% 2.1x 11.7x Bureau Veritas SA 13,316 14,850 6,486 1,282 20% 2.3x 11.6x NeoGenomics, Inc. 1,896 2,019 592 (23) (4%) 3.4x NM OPKO Health, Inc. 976 1,139 863 (53) (6%) 1.3x NM Mesa Laboratories, Inc. 573 775 213 36 17% 3.6x 21.7x Transcat, Inc. 954 923 251 33 13% 3.7x 28.3x Specialty testing and diagnostics QuidelOrtho Corporation 2,899 5,146 2,998 736 25% 1.7x 7.0x Neogen Corporation 3,114 3,787 929 247 27% 4.1x 15.3x Guardant Health, Inc. 2,271 2,242 564 (436) (77%) 4.0x NM Quanterix Corporation 812 490 122 (38) (31%) 4.0x NM Yes Castle Biosciences, Inc. 573 330 220 (56) (25%) 1.5x NM OraSure Technologies, Inc. 453 163 405 68 17% 0.4x 2.4x Other microcap diagnostics companies MDxHealth SA 70 89 70 (20) (29%) 1.3x NM Yes Centogene N.V. 19 69 55 (36) (65%) 1.2x NM Yes Genetic Technologies Limited 10 8 7 (7) (96%) 1.2x NM Yes Precipio, Inc. 9 8 15 (6) (42%) 0.5x NM Yes Interpace Biosciences, Inc. 6 59 40 4 10% 1.5x 15.3x Yes All public companies in set Companies in set <$200M TTM revenue Low 0.4x 2.4x 1st Quartile 1.3x 11.0x Median 1.9x 13.8x 1.3x 15.3x Mean 2.2x 13.8x 1.6x 15.3x 3rd Quartile 3.5x 15.3x High 4.1x 28.3x

16 DRAFT – CONFIDENTIAL Confidential Selected comparable publicly traded companies IMPLIED NORTHERN LIGHTS VALUATION Source: Company filings and documents. 1) Public company multiples calculated on page 15 . Value Sample Calculation 1.3x Median EV/TTM revenue of public companies <$200M revenue (as of Apr 8, 2024) A = $22.1 M Northern Lights’ TTM revenue (as of January 31, 2024) B = $27.7M Northern Lights’ implied enterprise value (as of Apr 8, 2024) C = A x B = $1.9M Northern Lights’ cash balance (as of January 31, 2024) D = $0.3M Northern Lights’ debt balance (as of January 31, 2024) E = $29.4M Northern Lights’ implied equity value (as of Apr 8, 2024) F = C + D – E 5.8M Northern Lights’ common equity shares outstanding (as of Mar 25, 2024) G = $5.06 Northern Lights’ implied price per s hare (as of Apr 8, 2024) H = F ÷ G Mean Median Public company multiples 1 1.6x 1.3x EV/TTM revenue (<$200M TTM revenue) Implied price per share $6.42 $5.06 EV/TTM revenue (<$200M TTM revenue)

Selected comparable transactions

VALUATION METRICS

($ in millions) Target	Acquirer	Transaction closed date	Percent sought	Implied Enterprise Value	Target's revenue[1]	Target's EBITDA[1]	EV / Revenue	EV / EBITDA	
Dr. Risch Shared Services Ag	Sonic Healthcare Limited	Announced Mar 2024	100%	131	115	-	1.1x	NM	(2)
Yourgene Health Plc	Novacyt UK Holdings Limited	Sep 2023	100%	41	38	(2)	1.1x	NM	
Chembio Diagnostics, Inc.	Biosynex SA	Apr 2023	100%	24	50	(16)	0.5x	NM	
Atlas Technical Consultants, Inc.	GI Manager L.P.	Apr 2023	100%	979	605	71	1.6x	13.9x	
Advanced Diagnostic Laboratory LLC	EKF Diagnostics Holdings plc.	Mar 2023	100%	2	3	-	0.5x	NM	
Covetrus, Inc.	Clayton, Dubilier & Rice, LLC; TPG Capital, L.P.	Oct 2022	76%	4,183	4,621	187	0.9x	22.4x	
HRL Holdings Limited	Australian Laboratory Services Pty. Ltd.	Aug 2022	100%	60	25	3	2.4x	17.8x	
Ortho Clinical Diagnostics Holdings plc	Quidel Corporation (nka:QuidelOrtho Corporation)	May 2022	100%	4,291	2,038	511	2.1x	8.4x	(3)
GeneDx, Inc.	Sema4 Holdings Corp. (nka:GeneDx Holdings Corp.)	Apr 2022	100%	322	117	-	2.8x	NM	(4)
Integrated Laboratory Systems, Inc.	Inotiv, Inc.	Jan 2022	100%	53	20	-	2.6x	NM	

	EV / Revenue	EV / EBITDA
Low	0.5x	8.4x
1st Quartile	0.9x	12.5x
Median	1.4x	15.8x
Mean	1.6x	15.6x
3rd Quartile	2.3x	18.9x
High	2.8x	22.4x

Source: Capital IQ, company filings and documents.

1) Target's revenue and EBITDA for the four most recent quarters before the transaction was announced.
2) Disclosed consideration of $131 million USD equivalent as of March 20, 2024 consisting of CHF 30 million of shares and CHF 87 million cash.
3) $4.29 billion consideration consisting of $1.75 billion cash, $2.50 billion of shares (25.055 million shares at closing date share price of $99.60 per share), and $0.05 billion replacement equity awards.
4) $322 million consideration at close consisting of $150 million cash and $172 million of shares (2.4 million shares at closing date share price of $70.95 per share). Up to $150 million of incremental consideration based on two revenue-based milestones, of which $37.5 million was ultimately earned.

17 Confidential

DRAFT – CONFIDENTIAL

MIRUS CAPITAL ADVISORS

18 DRAFT – CONFIDENTIAL Confidential Selected comparable transactions Source: Capital IQ, company filings and documents. 1) Target’s EBITDA for the four most recent quarters before the transaction was announced. 2) Calculated in accordance with methodology on page 16. Excludes transaction costs. IMPLIED NORTHERN LIGHTS VALUATION High 3rd Quartile Mean Median 1st Quartile Low Transaction multiples 2.8x 2.3x 1.6x 1.4x 0.9x 0.5x EV/TTM Revenue Implied price per share $10.78 $9.07 $6.22 $5.53 $3.90 $2.14 EV/TTM Revenue Value Sample Calculation 1.4x Median EV/TTM revenue of M&A transactions A = $22.1 M Northern Lights’ TTM revenue (as of January 31, 2024) B = $30.4M Northern Lights’ implied enterprise value C = A x B = $1.9M Northern Lights’ cash balance (as of January 31, 2024) D = $0.3M Northern Lights’ debt balance (as of January 31, 2024) E = $32.1M Northern Lights’ implied equity value F = C + D – E 5.8M Northern Lights’ common equity shares outstanding (as of Mar 25, 2024) G = $5.53 Northern Lights’ implied price per s hare (as of Apr 8, 2024) H = F ÷ G

Premia paid

STATISTICS AND IMPLIED NORTHERN LIGHTS VALUATION

Mirus reviewed 267 US-based mergers and acquisitions and going dark reverse stock split transactions closed between January 1, 2019 and April 8, 2024 with transaction value less than $250 million

- Excludes M&A transactions in which less than 75% of the business was acquired
- Excludes outliers with target stock premiums above 300% or below -20%

Premia paid statistics (%)	Low	1st Quartile	Median	Mean	3rd Quartile	High
1-day prior	(19%)	16%	37%	48%	63%	381%
1-week prior	(19%)	16%	39%	48%	68%	335%
30-days prior	(19%)	15%	40%	46%	67%	282%
Implied price per share						
1-day prior (vs. Apr 8, 2024, $2.88)	$2.33	$3.33	$3.95	$4.25	$4.70	$13.85
1-week prior (vs. Apr 1, 2024, $2.86)	$2.27	$3.26	$3.91	$4.16	$4.72	$12.22
30-days prior (vs. Mar 8, 2024, $3.00)	$2.43	$3.44	$4.20	$4.39	$5.01	$11.45

	Sample Calculation	Value
A =	Median premia paid in M&A and going dark reverse stock split transactions relative to price on day prior to Announcement (267 transactions from Jan 1, 2019 – Apr 8, 2024)	37%
B =	Northern Lights' prior day stock price per share (as of April 8, 2024)	$2.88
C = (1 + A) x B =	**Northern Lights' implied price per share in a transaction (as of April 8, 2024)**	**$3.95**

Source: Capital IQ and company filings and press releases. Excludes transaction costs.

19 Confidential

DRAFT – CONFIDENTIAL

MIRUS CAPITAL ADVISORS

20 DRAFT – CONFIDENTIAL Confidential SELECT GOING DARK PRECEDENTS Premia paid Source: Capital IQ, company filings and press releases. 1) Estimated shares cashed out multiplied by cash out price. Excludes advisory or other costs. Split ratio Estimated cost 1 Estimated % of shares cashed out Estimated shares cashed out Close price and implied premium Going dark reverse stock split cash out price Date of cash out price announcement 1 - month prior 1 - week prior 1 - day prior 1 - for - 100 $7,103 0.0% 4,305 $1.13 $1.01 $1.01 $1.65 Oct 05, 2023 Safeguard Scientifics 46% 63% 63% 1 - for - 2,000 $1,400,000 21.4% 373,333 $3.16 $3.76 $3.81 $3.75 Oct 19, 2020 Reliv 19% 0% - 2% 1 - for - 1,000 $7,252,000 39.7% 4,900,000 $0.83 $0.79 $0.87 $1.48 Jul 10, 2020 Westell Technologies 78% 87% 70% 1 - for - 50 $1,779,870 0.4% 59,329 $11.56 $17.10 $20.03 $30.00 Sep 10, 2019 Parker Drilling 160% 75% 50% 1 - for - 8,000 $3,249,058 16.1% 2,825,268 $1.13 $1.11 $1.09 $1.15 May 02, 2019 Dynasil 2% 4% 6%

21 DRAFT – CONFIDENTIAL Confidential FORECAST AND IMPLIED NORTHERN LIGHTS VALUATION Discounted cash flow analysis • Mirus conducted a DCF analysis utilizing the forecast developed by management assuming Northern Lights continues as a reporting company • A range of WACC’s were considered, based on the estimated cost of capital for Northern Lights • Mirus selected a terminal EV/EBITDA multiple range of 8 - 10x Source: Management forecast. Excludes transaction costs. Assumes June 30, 2024 valuation date. Management Forecast ($ millions) 2H 2024FY 2025FY 2026 Revenue 11.65 24.26 26.75 Gross profit 5.57 11.55 12.99 EBITDA 0.62 1.45 2.18 Implied Northern Lights price per share Terminal EV/EBITDA multiple 2.85$ 8.0x 9.0x 10.0x Low High WACC 16.0% $2.42 $2.68 $2.94 $2.29 $2.94 17.5% $2.35 $2.60 $2.85 19.0% $2.29 $2.53 $2.77

22 DRAFT – CONFIDENTIAL Confidential ADJUSTED FORECAST AND IMPLIED NORTHERN LIGHTS VALUATION Leveraged buyout analysis • Mirus conducted a leveraged buyout analysis utilizing the forecast developed by management, including an adjustment for public company costs estimated by management and an estimate of transaction costs • A range of equity IRRs were considered, based on an increase in leverage to ~2x annualized 2H2024 adjusted EBITDA • Mirus selected a terminal EV/EBITDA multiple range of 8 - 10x Source: Management forecast plus midpoint of management’s estimate of public company cost savings. Transaction costs included in price per share analysis, not EBITDA figures. Assumes June 30, 2024 valuation date. Management Forecast ($ millions) 2H 2024 FY 2025FY 2026 Revenue 11.65 24.26 26.75 Gross profit 5.57 11.55 12.99 Unadjusted EBITDA 0.62 1.45 2.18 Plus: estimated public company cost savings 0.40 0.80 0.80 Adjusted EBITDA 1.02 2.25 2.98 Implied Northern Lights price per share Terminal EV/EBITDA multiple 3.37$ 8.0x 9.0x 10.0x Low High Equity 20.0% $3.17 $3.50 $3.82 $2.95 $3.82 IRR 22.5% $3.06 $3.37 $3.67 25.0% $2.95 $3.24 $3.54

23 DRAFT – CONFIDENTIAL Legend: Low 3 rd Quartile 1 st Quartile High Confidential Summary range of price per share < Range represents median to average

24 DRAFT – CONFIDENTIAL Confidential Summary range of price per share 1) For trading range data points, median represents VWAP. Low 1st Quartile Median 1 3rd Quartile High Northern Lights 52-week trading range $2.06 $2.95 $3.77 $4.79 $5.60 Northern Lights 6-month trading range $2.06 $2.67 $2.91 $3.10 $3.79 Northern Lights 3-month trading range $2.81 $2.96 $3.18 $3.18 $3.64 Northern Lights 1-month trading range $2.81 $2.88 $2.97 $3.00 $3.05 Northern Lights 1-week trading range $2.81 $2.85 $2.84 $2.88 $2.88 Northern Lights 2-year historical EV/TTM revenue $2.11 $3.51 $4.33 $5.31 $5.91 Public comps EV/TTM revenue (<$200M TTM revenue) $5.06 Transaction comps EV/TTM revenue $2.14 $3.90 $5.53 $9.07 $10.78 Premia paid 1-day prior $2.33 $3.33 $3.95 $4.70 $13.85 Premia paid 1-week prior $2.27 $3.26 $3.91 $4.72 $12.22 Premia paid 30-days prior $2.43 $3.44 $4.20 $5.01 $11.45 Discounted cash flows $2.29 $2.94 Leveraged buyout $2.95 $3.82